Exhibit 10.48

CAMBIUM NETWORKS CORPORATION

AGREEMENT FOR THE PAYMENT OF BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT

AGREEMENT dated as of October 1, 2025 (the “Effective Date”) between Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and [ ] (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the separation benefits to be provided to the Employee in the event that his or her employment terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing, and of the Employee’s continued employment and engagement, the parties agree as follows:

1.
Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:
(a)
“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)
“Base Salary” shall mean the Employee’s annual base salary in effect immediately prior to the Date of Termination, provided that in the event the Base Salary shall have been reduced under circumstances giving rise to Good Reason, then Base Salary shall mean the Employee’s annual base salary in effect immediately prior to such reduction.
(c)
"Board” shall mean the Board of Directors of the Company.
(d)
“Cause” shall mean: (i) Employee’s willful and continued failure to substantially perform Employee’s duties to the Company; (ii) Employee’s willful misconduct or gross negligence in the performance of Employee’s duties to the Company; (iii) Employee’s willful failure to perform Employee’s duties to the Company or to follow the lawful directives of the Board or the Chief Executive Officer of the Company (other than as a result of death or disability); (iv) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (v) Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries; (vi) Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (vii) material breach of any written agreement with the Company, or a material violation of the Company’s written code of conduct or other written policy, including any policy with respect to sexual harassment. No act, or failure to act, on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Following notice by the Company, the Employee shall have 30 days to cure any breaches of 1(d)(i) – 1(d)(vii).
(e)
“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)
“Date of Termination” shall mean the date that the Employee’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, the Employee’s employment shall not be deemed to have been terminated solely as a result of the Employee becoming an employee of any direct or indirect successor to the business or assets of the Company.
(g)
“Disability” shall mean the inability of the Employee, with or without a reasonable accommodation, to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company), provided, however, nothing herein shall give the Company the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.
(h)
“Good Reason” shall mean the occurrence of any of the following events, without Employee’s express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Employee to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Employee’s Base Salary (other than across the board reductions in Base Salary implemented as part of cost savings measures); (ii) a relocation of Employee’s principal place of employment by more than 25 miles; or (iii) breach of this agreement by the Company. Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.
(i)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon for the termination of the Employee’s employment and the Date of Termination.
(j)
“Qualified Termination Event” shall mean (i) a termination of the Employee’s employment by the Company other than for Cause, death or Disability or (ii) the Employee’s resignation from the Company for Good Reason.
2.
Termination Benefits Generally. In the event the Employee’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Employee (i) any earned but unpaid salary, (ii) unpaid expense reimbursements in accordance with Company policy, (iii) accrued but unused vacation or leave entitlement, (iv) any vested benefits the Employee may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan, and (v) in the event the Employee’s employment with the Company is terminated by the Company other than for Cause or by the Employee without Good Reason, any performance cash award under the Company’s annual incentive plan for any fiscal year preceding the year in which the Date of Termination occurs that is earned but unpaid as of the Date of Termination (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination or, in the case of the prior year annual cash incentive award, no later than March 15th following the conclusion of the performance year.

3.
Qualified Termination Event. In the event a Qualified Termination Event occurs with respect to such Employee, in addition to the Accrued Benefits, subject to his or her execution of a general release of claims in favor of the Company and related persons and entities (the “Release”), which shall include provisions relating to confidentiality, return of property, and non-disparagement, and the Release becoming irrevocable, in no event more than sixty (60) days after the Date of Termination, and subject to the Employee complying with this Agreement and the Release, the Company shall:
(a)
pay the Employee an amount equal to the Employee’s monthly Base Salary rate, paid monthly for a period of six (6) months following the Date of Termination, with the first payment commencing within sixty (60) days after the Date of Termination and to include the monthly payments that would have been paid between the Date of Termination and first payment;
(b)
during the six-month period commencing on the Date of Termination and if Employee is eligible to elect and elects to continue coverage for Employee and Employee’s spouse and eligible dependents under the Company’s group medical, hospitalization, and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage (the “COBRA Reimbursements”); provided, however, that (A) Employee shall notify the Company in writing within five days after Employee becomes eligible after the Date of Termination for group medical, hospitalization, or dental plan insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further obligation to provide the COBRA Reimbursements after Employee becomes eligible for group medical, hospitalization, or dental insurance plan coverage due to subsequent employment or otherwise; (B) if Employee (or Employee’s spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided; and (C) Employee shall send monthly invoices to the Company reflecting COBRA premiums paid by the last day of the month following the month in which the applicable premiums were paid by Employee and any COBRA Reimbursements due shall be made within fifteen (15) days of receipt of such invoices. For the avoidance of doubt, COBRA Reimbursements shall be taxable and subject to withholding; and
(c)
pay the Employee a pro-rata portion of the Employee’s performance cash award under the Company’s annual incentive plan for the fiscal year in which the Employee’s termination occurs based on results through the Date of Termination (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (but in any event payable no later than March 15th following the conclusion of the applicable performance year).

Payments and benefits provided in this Section 3 shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

4.
Additional Limitation.
(a)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)
For purposes of this Section 4, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.
(c)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
5.
Withholding. All payments made by the Company under this Agreement shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
6.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). To the extent that any provision of this Agreement is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)
The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.
Notice and Date of Termination.
(a)
Notice of Termination. A termination of the Employee’s employment shall be communicated by Notice of Termination from the Company to the Employee or vice versa in accordance with this Section 7.
(b)
Notice to the Company. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Employee at the last address the Employee has filed in writing with the Company, or to the Company at the following physical or email address:

Cambium Networks, Inc.

2000 Center Drive, Suite East A401

Hoffman Estates, Illinois 60192

Attention: General Counsel

8.
No Mitigation. The Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company under this Agreement.
9.
Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Employee’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Employee fails to make such designation).
10.
Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.
Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in this Agreement to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Employee.
13.
No Contract of Employment. Nothing in this Agreement shall be construed as giving any Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of the Employee’s employment with the Company.
14.
Amendment. The parties may amend this Agreement by written agreement between the parties.
15.
Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Illinois, without giving effect to the conflict of laws principles.
16.
Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
17.
Protected Rights. Nothing in this Agreement or otherwise is intended to, or does, prohibit the Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities and Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret(s) of the Company to his attorney and use the trade secret information in the court proceeding, if the Employee (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or any affiliate applicable to the Employee (i) impedes the Employee’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires the Employee to provide any prior notice to the Company or its affiliates or obtain their prior approval before engaging in any such communications.
18.
Miscellaneous.
(a)
The headings of this Agreement are included for convenience and shall not affect the meaning or interpretation of this Agreement.
(b)
The invalidity of unenforceability of one or more provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement.
(c)
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts will together constitute one Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and attested to and the Employee has set his or her hand as of the date first above written.

CAMBIUM NETWORKS CORPORATION

Morgan Kurk
Chief Executive Officer

[NAME]

[Signature Page]